EXHIBIT 3.1

BIOADAPTIVES, INC.

CERTIFICATE OF DESIGNATION OF PREFERENCES,

RIGHTS AND LIMITATIONS

OF

SERIES A CONVERTIBLE PREFERRED STOCK

PURSUANT TO SECTION 151 OF THE

DELAWARE GENERAL CORPORATION LAW

BIOADAPTIVES, INC. a Delaware corporation (the “Corporation”), in accordance with the provisions of Section 103 of the Delaware General Corporation Law (the “DGCL”) does hereby certify that, in accordance with Sections 141(c) and 151 of the DGCL, the following resolutions were duly adopted by the Board of Directors of the Corporation as of February 6, 2020:

RESOLVED, that the Corporation from time-to-time is offered the opportunity to purchase tangible and intangible assets that relate to its core business, including by the offer of existing and potential products. These assets include, but not by way of limitation, the rights to certain nutraceutical formulations and compositions; related private research, manufacturing methods and material sourcing; and brands, copyrights and other intellectual property attached to such assets.

RESOLVED, that the Board recognizes the ability to offer sellers of such assets equity participation for some or all of the consideration for such purchases will, among other benefits, preserve capital and encourage continuing business relationships with sellers.

RESOLVED, that the Corporation would benefit from establishing a separate class of preferred stock for the purpose of effecting these asset purchases, using such preferred shares to make payment therefor, whether in whole or part.

RESOLVED, that the Board, pursuant to authority expressly vesting in it by the provisions of the Certificate of Incorporation of the Corporation, as amended (the “Certificate of Incorporation”), hereby authorizes the issuance of a series of Preferred Stock designated as the Series A Convertible Preferred Stock, par value $0.0001 per share and hereby fixes the designation, number of shares, powers, preferences, rights, qualifications, limitations and restrictions thereof (in addition to any provisions set forth in the Certificate of Incorporation, which are applicable to the Preferred Stock of all classes and series).

Definitions

For the purposes hereof, the following terms shall have the following meanings:

“Accounting Unit” means a distinct reporting or posting level within the Corporation’s general ledger, representing and describing the financial performance of an Acquired Asset.

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“Acquired Asset” means a tangible or intangible asset, or rights therein, acquired by the Corporation in exchange for a number of shares of Preferred Stock.

“Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person, as such terms are used in and construed under Rule 405 under the Securities Act.

“Attribution Parties” means, collectively, the following Persons and entities: (i) any direct or indirect Affiliates of the Holder, (ii) any Person acting or who could be deemed to be acting as a Group together with the Holder or any of the foregoing and (iii) any other Persons whose beneficial ownership of the Company’s Common Stock would or could be aggregated with the Holder’s and the other Attribution Parties for purposes of Section 13(d) or Section 16 of the Exchange Act. For clarity, the purpose of the foregoing is to subject collectively the Holder and all other Attribution Parties to the Beneficial Ownership Limitation.

“Beneficial Ownership Limitation” shall have the meaning set forth in Section 6(c).

“Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law to remain closed.

“Change of Control Transaction” means a transaction, including a merger or issuance of shares, in which the control and ownership of the Corporation will be transferred to another person. A transaction that results in the Corporation’s shareholders owning less than 50% of any purchaser, acquirer, successor or survivor shall be considered a Change of Control Transaction.

“Commission” means the Securities and Exchange Commission.

“Common Stock” means (i) the Corporation’s Common Stock, par value $0.0001 per share, and (ii) any capital stock into which such Common Stock shall have been changed or any capital stock resulting from a reclassification of such Common Stock.

“Common Stock Equivalents” means any securities of the Corporation or the subsidiaries which would entitle the holder thereof to acquire at any time Common Stock, including, without limitation, any debt, preferred stock, rights, options, warrants or other instrument that is at any time convertible into or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock.

“Conversion Date” shall have the meaning set forth in Section 6(a).

“Conversion Shares” means, collectively, the shares of Common Stock issuable upon conversion of the shares of Series A Preferred Stock in accordance with the terms hereof.

“DGCL” shall mean the Delaware General Corporation Law.

“DTC” shall have the meaning set forth in Section 6(b), i.e., Depository Trust Corporation.

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“DWAC Delivery” shall have the meaning set forth in Section 6(b), i.e., electronic delivery of shares via Deposit/Withdrawal At Custodian.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Group” means a “group” as that term is used in Section 13(d) of the Exchange Act and as defined in Rule 13d-5 thereunder.

“Holder” means any holder of Series A Preferred Stock.

“Initial Holder” means the first Holder of the Series A Preferred Stock, that is the person(s) who directly contract(s) with the Corporation for purpose of the sale, lease, exchange or license of any Acquired Asset or the settlement of any debt.

“Issuance Date” means the date the Preferred Stock is to be issued under any agreement between a Holder and the Corporation with respect to the acquisition of a Acquired Asset or the settlement of any debt by delivery of the Preferred Stock.

“Notice of Conversion” shall have the meaning set forth in Section 6(a).

“Person” means any individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity and a government or any department or agency thereof.

“Principal Market” means OTC Markets (“Pink Sheets”).

“Reported Outstanding Share Number” shall have the meaning set forth in Section 6(c).

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Series A Preferred Stock Register” shall have the meaning set forth in Section 2(b).

“Subject Entity” means any Person, Persons or Group or any Affiliate or associate of any such Person, Persons or Group.

“Underwriters” means any FINRA-member or Exchange-member broker-dealer that enters into an Underwriting Agreement with the Corporation for the purpose of distributing any class of its securiites.

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TERMS OF PREFERRED STOCK

Section 1. Designation, Amount and Par Value; Establishment of Stock Register.

a)	The series of preferred stock shall be designated as Series A Convertible Preferred Stock (hereinafter, the "Preferred Stock") and the number of shares so designated shall be 4,000,000. Each share of Preferred Stock shall have a par value of $0.0001 per share.

b)	The Corporation shall establish and maintain a Stock Register identifying the Holder(s) of the Preferred Stock (the“Series A Preferred Stock Register”) and, when appropriate, the Acquired Asset obtained in exchange for the Preferred Stock. The Corporation may deem and treat the registered Holder of shares of Series A Preferred Stock as the absolute owner thereof for the purpose of any conversion thereof and for all other purposes. The Corporation shall register the transfer of any shares of Preferred Stock in the Series A Preferred Stock Register upon surrender of the certificate(s) evidencing such shares to be transferred, duly endorsed by the Holder thereof, to the Corporation at its address specified herein. Upon any such registration or transfer, a new certificate evidencing the shares of Series A Preferred Stock so transferred shall be issued to the transferee and a new certificate evidencing the remaining portion of the shares not so transferred, if any, shall be issued to the transferring Holder, in each case, within three Business Days. The provisions of this Certificate of Designation are intended to be for the benefit of all Holders from time to time and shall be enforceable by any such Holder. The Corporation may, upon election of the Board, appoint a Commission-registered Transfer Agent to establish and maintain such Series A Stock Register on such terms as the Corporation and its Transfer Agent may agree.

Section 2. Purchase or Exchange; Segregation of Preferred Stock and Acquired Assets.

a)	The Preferred Stock may be used by the Corporation for the purpose of acquiring tangible and intangible assets from any qualified person (an “Acquired Asset”). The Preferred Stock may also be exchanged with creditors, with each share issued to them for payment of or in exchange for partial or full and complete release of the Corporation’s recorded, acknowledged debt. Such acquisitions and exchanges shall be subject to the requirement that at least 85% of the Preferred Stock shares shall be issued in exchange for the acquisition of assets and no more than 15% shall be exchanged for release of debt. The Preferred Stock shall not be offered or sold for consideration other than an Acquired Asset or recorded, acknowledged debt.

b)	To the extent practicable, the Corporation will establish procedures to segregate each Acquired Asset by a separate Accounting Unit. Nothing in this Certificate of Designation shall prevent the Corporation from commonly managing the Acquired Assets and pooling or combining such for management purposes or for the subsequent sale, lease or license thereof, provided that the Initial Holder’s rights to redeem an Acquired Asset, as set out herein, and the Corporation’ rights to make payment or exchange some other asset or right in exchange for surrender of such right, shall be fixed by this Certificate of Designation.

c)	Purchase of an Acquired Asset by use of Preferred Shares or other consideration (or a combination thereof) and the number of Preferred Shares to be offered therefore shall be subject to the discretion and reasonable judgment of the Board.

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Section 3. Voting Rights.

The Preferred Stock shall have voting rights only as follows:

a)	Upon conversion into Common Stock, as Common Stock.

b)	In the event the Initial Holder sells, assigns or otherwise surrenders ownership of the Preferred Shares to any person not under the control of the Initial Holder, the voting privileges attaching to these Preferred Shares shall be one (1) vote per share.

c)	Prior to an event of a) or b) of this section, in the event the Corporation seeks to sell, lease, mortgage or license an Acquired Asset, the Initial Holder shall have the right to one-hundred (100) votes for each share of Preferred Stock and, if the Acquired Asset is sold, then such voting rights until the Preferred Stock is sold or converted.

d)	Prior to an event of a) or b) of this section, in the event the Corporation requires shareholder approval for i) a sale, lease, exchange or mortgage of all or substantially all of its assets, or ii) an issuance of shares that would result in a Change of Control Transaction, the Initial Holder shall have the right to one-hundred (100) votes for each share of Preferred Stock.

Section 4. Dividend Rights. The Company anticipates it will negotiate a royalty payment to the seller that will be paid from revenues generated from sales of products (or product lines) purchased with the Preferred Stock. As a result, the Preferred Stock shall have no dividend rights prior to conversion.

Section 5. Liquidation. Upon any liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary (a "Liquidation"), the Preferred Stock will be converted in accordance with the ratios set out in Section 6 and the Holders shall not be entitled to receive a liquidation preference.

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Section 6. Conversion. Holders of Preferred Stock shall have the following rights with respect to the conversion of the Preferred Stock into shares of Common Stock:

a)

Conversions at Option of Holder. Subject to and in compliance with the provisions of this Section 6, each and every share of Preferred Stock may, at the option of the Holder, be converted into five (5) fully paid and non-assessable shares of Common Stock, upon notice to the Corporation. No notice shall be made (or made effective) until six (6) months after the issuance of the Preferred Stock to the Holder except in the event of a Liquidation, whereupon the conversion will occur immediately.

b)	Mechanics of Conversion

i.	Notice of Conversion. The Holders shall effect conversions by providing the Corporation with a Notice of Conversion (see Annex A hereto) that shall specify the number of shares of Preferred Stock to be converted, the number of shares of Preferred Stock owned prior to the conversion at issue, the number of shares of Preferred Stock owned subsequent to the conversion at issue and the date on which such conversion is to be effected, which date may not be prior to the date the Holder delivers such Notice of Conversion to the Corporation (the "Conversion Date"). Each Notice of Conversion shall be signed by the Holder, with the signature attested by a Notary Public or, if no Notary Public is available, guaranteed by a bank officer or suitable public official with personal knowledge of the Holder. If no Conversion Date is specified in a Notice of Conversion, the Conversion Date shall be the date that such Notice of Conversion to the Corporation is deemed delivered hereunder. To effect a conversion,a Holder shall not be required to surrender the certificate(s) representing such shares of Preferred Stock to the Corporation unless all of the shares of Preferred Stock represented thereby are so converted, in which case the Holder shall deliver the certificate representing such shares of Preferred Stock promptly following the Conversion Date at issue. Shares of Preferred Stock converted into Common Stock or redeemed in accordance with the terms hereof shall be cancelled and may not be reissued.

ii.	Delivery of Certificate Upon Conversion. Not later than three Business Days after each Conversion Date (the "Share Delivery Date"), the Corporation shall either deliver or cause to be delivered to the Holder a certificate or certificates representing the number of shares of Common Stock being acquired upon the conversion of shares of Preferred Stock, or, if the common stock is qualified, provide instructions to its Transfer Agent for the delivery of such shares via DTC and DWAC Delivery to the coordinates provided by the Holder in the Notice.

iii.	Fractional Shares. Upon a conversion hereunder, the Corporation shall not be required to issue stock certificates representing fractions of shares of the Common Stock, but may if otherwise permitted, make a cash payment in respect of any final fraction of a share. If the Corporation elects not, or is unable, to make such a cash payment, the Holder shall be entitled to receive, in lieu of the final fraction of a share, one whole share of Common Stock.

c)	Common Stock Equivalents; Beneficial Ownership Limitation and Conversion Block. Absent resolution of the Board waiving this provision, or notice to the Holder of a Change of Control Transaction, the Corporation shall not effect a conversion that would result in a Holder in combination with Attribution Parties owning, beneficially or otherwise, more than 10% of the Corporation’s Common Stock Equivalents.

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Section 7. Reacquired Shares; Certain Adjustments.

a)	Reacquired Shares. Any shares of Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever, except by submission for conversion, shall be retired and cancelled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of preferred stock and may be reissued as part of a new series of preferred stock to be created by resolution or resolutions of the Board, subject to the conditions and restrictions on issuance set forth herein.

b)	Mergers, Stock Dividends and Stock Splits. If the Corporation, at any time while Preferred Stock is outstanding: i) pays a stock dividend or otherwise makes a distribution or distributions payable in shares of its Common Stock (which, for avoidance of doubt, shall not include any shares of its Common Stock issued by the Corporation upon conversion of Preferred Stock) with respect to the then outstanding shares of Common Stock; ii) subdivides outstanding shares of Common Stock into a larger number of shares; or iii) combines (including by way of a reverse stock split) outstanding shares of Common Stock into a smaller number of shares, then it shall, respectively, reserve a number of its Common Shares sufficient to effect the stock dividend, or adjust the conversion ratio provided for in Section 6(a) to reflect the subdivision or combination by way of the number and ratio of shares to be delivered upon conversion. Any adjustment made pursuant to this Section 7(b) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision or combination. In the event the Corporation pays a stock dividend in shares of another company, e.g., shares received in a transaction, or effects a merger where it is the surviving corporation and there is no Change of Control Transaction, there shall be no reservation or adjustment.

Section 8. Share Redemption; Redemption of Acquired Assets by Initial Holder.

a)	The Preferred Stock shall not be subject to redemption by the Corporation except in the event of a conversion upon Liquidation.

b)	Each Acquired Asset may be redeemed by the Initial Holder who sold such to the Corporation at any time within the first eighteen (18) months following the Corporation’s acquisition by the Initial Holder’s delivery of the Preferred Stock and any other consideration paid or given. Furthermore, there shall be due to the Corporation from the Initial Holder any amounts spent or the value of any services provided by the Corporation allocated under the appropriate accounting unit with regard to the development, improvement or marketing of the Acquired Asset or any product derived therefrom. In such instance, the Corporation shall provide the Initial Holder with an accounting of the additional amount due within thirty (30) days of the delivery of the Preferred Stock, which amount shall be due from the Initial Holder within ten (10) business days. In the event of a dispute as to such additional amounts, the Initial Holder shall notify the Corporation within five (5) business days after provision of the accounting. If the parties are unable to resolve any disputes prior to the due date for Initial Holder’s payment of these additional amounts, then the parties agree to submit the matter to binding arbitration under the rules of the American Arbitration Association, each party to bear his own expenses. The arbitrator’s award, if any, shall include the net revenues accruing to the Acquired Asset from the date the additional amounts were due from the Initial Holder.

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Section 9. Restrictions and Limitation. In addition to any other rights provided by law, so long as any of the Preferred Stock remains issued and outstanding, the Corporation shall not, without first obtaining the affirmative vote or written consent of the Holder(s):

a)	alter, modify, amend or repeal (whether by merger or otherwise) any of the terms of this Certificate of Designation in any way;

b)	authorize or issue shares of stock of any class or any bonds, debentures, notes or other obligations convertible into or exchangeable for, or having option rights to purchase, any shares of stock of the Corporation having any preference or priority as to dividends, assets, or other rights;

c)	alter or change the preferences, rights, privileges or power of, or the restrictions provided for the benefit of any Preferred Stock to include any preference or priority as to dividends payable from the Series A Royalty Pool, assets, or other right superior to or on a parity with any such preference or priority of the Preferred Stock;

d)	re-classify any class or series of any Capital Stock hereafter created junior to the Preferred Stock into shares having any preference or priority as to dividends payable from the Series A Royalty Pool, assets or other right superior to or on a parity with any such preference or priority of the Preferred Stock.

Section 10. Voting Rights as a Class; Shareholder Consent; Limitations. The voting rights set out in Section 9 of this Certificate of Designation shall be exercised by the class collectively. If there is more than one Holder of the Preferred Stock, then each of them shall have a single vote per share with respect to any matter requiring consent and a majority of votes shall determine whether the Preferred Stock, as a class, will provide any required consent at the request of the directors, such that a shareholder meeting will not be required to effect corporate action. Holders of the Preferred Stock will not be permitted to offer shareholder proposals or resolutions by proxy or otherwise but will be permitted, at their sole option, to appoint a single (1) director to serve the Corporation (“Series A Director”). Voting rights under Section 3 of this Certificate of Designation shall be exercised by the Holder individually.

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Section 11. Miscellaneous.

a) Notices. Any and all notices or other communications of deliveries to be provided by any Holder hereunder, including, without limitation, any Notice of Conversion, shall be in writing and delivered personally, sent by a nationally recognized overnight courier service, or sent by facsimile or scanned and emailed to the Corporation at its principal offices, with a copy to the Corporation’s Transfer Agent, Madison Stock Transfer. Any and all notices or other communications or deliveries to be provided by the Corporation hereunder shall be in writing and delivered personally, sent by a nationally recognized overnight courier service, or sent by facsimile or scanned and emailed to the Holder or his agent at such address as he may provide, the address of such Holder appearing on the books of the Corporation or if no address appears at the principal place of business of the Holder.

b) Lost or Mutilated Preferred Stock Certificate. If a Holder's Preferred Stock certificate shall be mutilated, lost, stolen or destroyed, the Corporation shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated certificate, or in lieu of or in substitution for a lost, stolen or destroyed certificate, a new certificate for the shares of Preferred Stock so mutilated, lost, stolen or destroyed but only upon receipt of evidence of such loss, theft or destruction of such certificate, and of the ownership hereof, and indemnity, if requested, all reasonably satisfactory to the Corporation.

c) Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Certificate of Designation shall be governed by and construed and enforced in accordance with the internal laws of Delaware, without regard to the principles of conflicts of law thereof. Each party agrees that, subject to the mandatory binding arbitration provision of Section 8 hereof, all legal proceedings concerning the interpretations, enforcement and defense of the transactions by this Certificate of Designation (whether brought against a party hereto or its respective affiliates, directors, officers, shareholders, employees or agents) shall be commenced in the state and federal courts sitting in Delaware (the "Delaware Courts"). Each party hereto hereby irrevocably submits to the exclusive jurisdiction of the Delaware Courts for the adjudication of any dispute hereunder, other than a dispute under Section 8, or in connection herewith or with respect to any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, or such Delaware Courts are improper or inconvenient venue for such proceeding. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Certificate of Designation and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. Each party hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Certificate of Designation or the transactions contemplated hereby. If either party shall commence an action or proceeding to enforce any provisions of this Certificate of Designation, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its attorneys' fees and other costs and expenses incurred with the investigation, preparation and prosecution of such action or proceeding.

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d) Waiver. Any waiver by the Corporation or the Holder of a breach of any provision of this Certificate of Designation shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Certificate of Designation. The failure of the Corporation or the Holder to insist upon strict adherence to any term of this Certificate of Designation on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Certificate of Designation. Any waiver must be in writing.

e) Severability. If any provision of this Certificate of Designation is invalid, illegal or unenforceable, the balance of this Certificate of Designation shall remain in effect, and if any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances. If it shall be found that any interest or other amount deemed interest due hereunder violates applicable laws governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum permitted rate of interest.

f) Next Business Day. Whenever any obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.

g) Headings. The headings contained herein are for convenience only, do not constitute a part of this Certificate of Designation and shall not be deemed to limit or affect any of the provisions thereof.

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RESOLVED, FURTHER, that any officer or director of the Corporation be and they hereby are authorized and directed to prepare and file this Certificate of Designation of Preferences, Rights and Limitations in accordance with the foregoing resolution and the provisions of Delaware law.

IN WITNESS WHEREOF, the undersigned have executed this Certificate this 6th day of February, 2020.

By:	/s/Edward E. Jacobs, Jr
Name:	Edward E. Jacobs, Jr
Title:	Chief Executive Officer and Chairman Of the Board

NOTICE ADDRESS FOR CORPORATION:

2620 Regatta Drive, Suite 102
La Vegas, NV 89128
USA

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ANNEX A

NOTICE OF CONVERSION

(TO BE EXECUTED BY THE REGISTERED HOLDER IN ORDER TO CONVERT SHARES OF SERIES A PREFERRED STOCK)

The undersigned Holder hereby irrevocably elects to convert the number of shares of Series A Preferred Stock indicated below, represented by stock certificate No(s). (the “Preferred Stock Certificates”), into shares of common stock, par value $0.0001 per share (the “Common Stock”), of Bioadaptives, Inc., a Delaware corporation (the “Corporation”), as of the date written below.

If securities are to be issued in the name of a person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto. Capitalized terms utilized but not defined herein shall have the meaning ascribed to such terms in that certain Certificate of Designation of Preferences, Rights and Limitations of Series A Convertible Preferred Stock (the “Certificate of Designation”) filed by the Corporation with the Secretary of State of the State of Delaware on __________________,2020.

As of the date hereof, the number of shares of Common Stock beneficially owned by the undersigned Holder (together with such Holder’s Attribution Parties), including the number of shares of Common Stock issuable upon conversion of the Series A Preferred Stock subject to this Notice of Conversion, but excluding the number of shares of Common Stock which are issuable upon (A) conversion of the remaining, unconverted Series A Preferred Stock beneficially owned by such Holder or any of its Attribution Parties, and (B) exercise or conversion of the unexercised or unconverted portion of any other securities of the Corporation (including, without limitation, any convertible notes or convertible preferred stock or warrants) beneficially owned by such Holder or any of its Attribution Parties that are subject to a limitation on conversion or exercise similar to the limitation contained in Section 6(c) of the Certificate of Designation, is ___________.

For purposes hereof, beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the applicable regulations of the Commission.

Conversion calculations:

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Date to Effect Conversion:

Number of shares of Series A Preferred Stock owned prior to Conversion:

Number of shares of Series A Preferred Stock to be Converted:

Number of shares of Common Stock to be Issued: Address for delivery of physical certificates:

or

for DWAC Delivery:

DWAC Instructions:

Broker no:

Account no:

[HOLDER]

By:
Name:
Title:

Date:

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